Exhibit 3(a)



                                  RESTATED

                        CERTIFICATE OF INCORPORATION

                                     OF

                          WALTER INDUSTRIES, INC.


          WALTER INDUSTRIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

(hereinafter called the "Corporation"), DOES HEREBY CERTIFY THAT:

          FIRST:  The name of the Corporation is WALTER INDUSTRIES, INC.

The Corporation was originally incorporated under the name "HILLSBOROUGH

HOLDINGS CORPORATION", and the date of filing of the Corporation's original

Certificate of Incorporation with the Secretary of State of Delaware was

August 6, 1987.

          SECOND:  A petition for reorganization under Chapter 11 of the

Bankruptcy Code, 11 U.S.C. Sec.Sec. 101 et seq., having been filed on December
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27, 1989 in United States Bankruptcy Court, Middle District of Florida,

Tampa Division, and under the Amended Joint Plan of Reorganization dated

December 9, 1994, as modified on March 1, 1995, and inter alia, Sections
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1123 and 1129 of the Bankruptcy Code, 11 U.S.C. Sec.Sec. 1123 and 1129, in

accordance with Section 303 of the General Corporation Law of the State of

Delaware and pursuant to the order of said court dated March 2, 1995, this

Restated Certificate of Incorporation restates and



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further amends the provisions of the Certificate of Incorporation of the

Corporation.

          THIRD:  The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

          1.   The name of the Corporation is WALTER INDUSTRIES, INC.

          2. The registered office and registered agent of the Corporation is The Corporation Trust Company, 1209 Orange Street,
Wilmington, New Castle County, Delaware 19801.

          3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          4. The total number of shares of stock that the Corporation is authorized to issue is Two Hundred Million (200,000,000) shares of Common Stock, par value $.01 each.

          Voting and transfer of the shares of Common Stock held by The Celotex Corporation (in its capacity as the Celotex Settlement Fund Recipient under the Second Amended and Restated Veil Piercing Settlement Agreement ("Celotex")) and its successors are restricted by Section 3.22(c) of the Amended Joint Plan of Reorganization dated as of December 9, 1994, as modified on March 1, 1995, as the same may be further amended or supplemented from time to time (the "Consensual Plan"), and the Stockholder's Agreement, dated as of March __, 1995, by and between Celotex and the Corporation.

          5. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating powers of the Corporation and its directors and stockholders.

               (a)  During the Initial Three Year Term (as defined in
Article 8 hereof), Article I, Section 2 and Article II of the bylaws of the Corporation may be altered amended or repealed by the Board of Directors of the Corporation acting by the vote of 67% of the whole Board of Directors; otherwise, the bylaws of the Corporation may be altered, amended or repealed by the Board of Directors of



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the Corporation acting by the vote of the majority of the whole Board of
Directors.

               (b) Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

          6. Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article 6 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification.

          7. To the fullest extent permitted by applicable law, the Corporation shall indemnify any current or former director, officer, employee or agent of the Corporation, and such director's, officer's, employee's or agent's heirs, executors and administrators, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such indemnified party in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Corporation, or otherwise, to which such indemnified party was or is a party or is threatened to be made a party by reason of such indemnified party's current or former position with the Corporation or by reason of the fact that such indemnified party is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall, from time to time, reimburse or advance to any current or former director or officer or other person entitled to indemnification hereunder the funds necessary for payment of defense expenses as incurred. Any repeal or modification of this Article 7 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification.

          8. The number of directors which shall constitute the whole Board of Directors shall be nine (9); provided, that, until the two
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Independent Directors are selected as provided below, the initial Board of
Directors (the "Initial Board of Directors") designated pursuant to
Section 5.2 of the Consensual Plan shall be composed of seven (7) directors. The initial term of the nine (9) directors designated pursuant to the Consensual Plan shall be three years (the "Initial Three Year Term"), and the term



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of successors to the initial nine (9) directors shall expire simultaneously with the expiration of the Initial Three Year Term; thereafter, the term of each director shall be one (1) year. Two of the members of the whole Board of Directors shall be Independent Directors, who shall be promptly selected pursuant to Section 5.2 of the Consensual Plan. Three of the members of the Initial Board of Directors shall be senior officers of the Corporation, who shall be initially designated pursuant to Section 5.2 of the Consensual Plan. One of the members of the Initial Board of Directors shall be a person designated by Kohlberg Kravis Roberts & Co. ("KKR"). Three of the members of the Initial Board of Directors shall be persons designated by Lehman Brothers Inc. ("Lehman"). Any vacancy created in the Board of Directors in the Initial Three Year Term shall be filled for the remainder of the term by the entity (or, in the case of Independent Directors, by the procedure) that initially designated the director who created such vacancy, except that in the case of vacancy in the directorships held by one of the three senior officers of the Corporation, such vacancy shall be filled by senior officer(s) of the Corporation designated by the remaining directors of the Corporation then in office.

          Notwithstanding the foregoing provisions of this Article 8, during the Initial Three Year Term of the Board of Directors, (i) if, at any time after six months after the Effective Date of the Consensual Plan, Lehman notifies KKR that it has determined to transfer to KKR the right to appoint one of the three directors initially appointed under the Consensual Plan by Lehman, KKR shall have the right to (a) compel the director identified by Lehman (from among those designated by Lehman) to resign his or her position as a member of the Board of Directors and (b) appoint the successor to such directorship pursuant to this Article 8; (ii) in the event that at any time after the Effective Date, Lehman and its Affiliates fail to have "beneficial" ownership, as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Beneficial Ownership" and its correlative meaning "Beneficially Owned"), of 8% or more of the outstanding common stock of the Corporation (or its successor by merger, consolidation or otherwise) (without including any shares held in escrow pursuant to Section 3.26(c) of the Consensual Plan) (the "Outstanding Common Stock"), then if KKR and its Affiliates have, at such time, Beneficial Ownership of 8% or more of the Outstanding Common Stock, KKR shall have the right to (a) compel one director identified by Lehman (from among those designated by Lehman) to resign his or her position as a member of the Board of Directors and (b) appoint the successor to such directorship pursuant to this Article 8; (iii) in the event that at any time after the Effective Date, two members of the Board of Directors are KKR



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designees and KKR and its Affiliates fail to have Beneficial Ownership of
8% or more of the Outstanding Common Stock, and Lehman and its Affiliates have, at such time, Beneficial Ownership of 8% or more of the Outstanding Common Stock, then Lehman shall have the right to (a) compel one director identified by KKR (from among those designated by KKR) to resign his or her position as a member of the Board of Directors and (b) appoint the successor to such directorship pursuant to this Article 8; and (iv) in the event that at any time after the Effective Date either Lehman and its Affiliates, or KKR and its Affiliates, fail to have Beneficial Ownership of 5% or more of the Outstanding Common Stock, then the directors appointed under this Article 8 by Lehman, if Lehman and its Affiliates shall fail to have Beneficial Ownership of 5% or more of the Outstanding Common Stock, or by KKR, if KKR and its Affiliates shall fail to have Beneficial Ownership of 5% or more of the Outstanding Common Stock, shall resign and the remaining directors of the Corporation shall appoint their successor(s) for the remainder of the Initial Three Year Term; provided, however, that
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notwithstanding the preceding clauses (i) - (iv), a KKR designee shall at all times be on the Board of Directors (until the third anniversary of the Effective Date) if, and so long as, the shares of New Common Stock Beneficially Owned by KKR and its Affiliates, together with shares held in escrow pursuant to Section 3.26(c) of the Consensual Plan that would be distributed to KKR or its Affiliates upon release from escrow, shall together equal 5% or more of the then outstanding common stock of the Corporation (or its successor by merger, consolidation or otherwise) (including as part of the then outstanding common stock of the Corporation, for purposes of this calculation only, any shares held in escrow pursuant to Section 3.26(c) of the Consensual Plan). For purposes of this Article 8, "Affiliate", "Effective Date", "Independent Director" and "New Common Stock" shall have the meanings set forth in the Consensual Plan.

          9. At all times during the Initial Three Year Term, each committee of the Board of Directors shall include such number of Directors designated by KKR and by Lehman so that each of KKR and Lehman has representation on each such committee proportionate to the representation it has on the Board of Directors, but in any event not less than one Director designated by KKR and one Director designated by Lehman; provided,
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however, that, notwithstanding the foregoing, the Tax Oversight Committee
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shall consist of such members as provided in Section 1.229 of the
Consensual Plan.



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          10.  Notwithstanding anything contained in this Certificate of
Incorporation to the contrary, the Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123 of the United States Bankruptcy Code, 11 U.S.C. Sec. 1123; provided, however, that this
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provision (i) will have no further force and effect beyond that required by such Section, (ii) will have such force and effect, if any, only for so long as such Section is in effect and applicable to the Corporation and
(iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

          IN WITNESS WHEREOF, WALTER INDUSTRIES, INC. has caused this

Restated Certificate of Incorporation to be signed by G. Robert Durham, its

President, and attested by John F. Turbiville, its Secretary, this 16th day of March, 1995.


 ATTEST:                        WALTER INDUSTRIES, INC.



     /s/ John F. Turbiville     By:    /s/ G. Robert Durham
 -----------------------------     --------------------------
 Name:   John F. Turbiville        Name:   G. Robert Durham
 Title:  Secretary                 Title:  President